Exhibit 10.2

EXECUTION VERSION

SALE AND CONTRIBUTION AGREEMENT

Dated as of December 5, 2014

by and among

ALLIANCE RESOURCE OPERATING PARTNERS, L.P.,

as the Transferor

and

AROP FUNDING, LLC,

as the Company

i

CONTENTS

Clause	Subject Matter	Page

SECTION 10.8	WAIVER OF JURY TRIAL	28
SECTION 10.9	Captions and Cross References; Incorporation by Reference	28
SECTION 10.10	Execution in Counterparts	28
SECTION 10.11	Severability	28
SECTION 10.12	Acknowledgment and Agreement	28
SECTION 10.13	No Proceeding	28

SCHEDULES

Schedule I	Location of Books and Records of Transferor
Schedule II	Trade Names
Schedule III	Address for Notices

EXHIBITS

Exhibit A	Form of Purchase Report
Exhibit B	Form of Company Note

THIS SALE AND CONTRIBUTION AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of December 5, 2014, is entered into by and among ALLIANCE RESOURCE OPERATING PARTNERS, L.P., a Delaware limited partnership (the “Transferor”), and AROP FUNDING, LLC, a Delaware limited liability company (the “Company”).

DEFINITIONS

Unless otherwise indicated herein, capitalized terms used and not otherwise defined in this Agreement are defined in Section 1.01 to the Receivables Financing Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Receivables Financing Agreement”), among AROP Funding, LLC, as borrower (the “Borrower”), Alliance Coal, LLC, as initial Servicer (in such capacity as initial servicer, together with its successors and assigns in such capacity, the “Servicer”), the various Lenders and LC Participants from time to time party thereto, and PNC Bank, National Association, as Lender, as Administrative Agent, as LC Participant and as LC Bank.  All references herein to months are to calendar months unless otherwise expressly indicated.

BACKGROUND:

1.                                      The Company is a special purpose limited liability company, all of the issued and outstanding membership interests of which are owned by Transferor;

2.                                      The Transferor purchases Receivables and the Related Security pursuant to that certain Purchase and Sale Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Purchase and Sale Agreement”) by and among the Originators and the Transferor;

3.                                      The Transferor, in order to finance its business, wishes to sell or contribute Receivables to the Company, and the Company is willing to purchase or acquire Receivables from the Transferor, on the terms and subject to the conditions set forth herein;

4.                                      The Transferor and the Company intend this transaction to be a true sale or contribution of Receivables by the Transferor to the Company, providing the Company with the full benefits of ownership of the Receivables, and the Transferor and the Company do not intend the transactions hereunder to be characterized as a loan from the Company to the Transferor; and

5.                                      The Transferor acknowledges that the Company will grant a security interest in the Receivables, Related Security and other rights to the Administrative Agent for the benefit of the Secured Parties under the Receivables Financing Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
AGREEMENT TO PURCHASE AND SELL

SECTION 1.1  Agreement To Purchase and Sell.  On the terms and subject to the conditions set forth in this Agreement, the Transferor agrees to sell to the Company, and the Company agrees to purchase from the Transferor, from time to time on or after the Closing Date, but before the Sale and Contribution Termination Date (as defined in Section 1.4), all of the Transferor’s right, title and interest in and to:

(a)                   each Receivable of the Transferor (including, without limitation, each such Receivable sold or purported sold to the Transferor pursuant to the Purchase and Sale Agreement) that existed and was owing to the Transferor at the closing of the Transferor’s business on October 31, 2014 (the “Cut-off Date”) other than Receivables contributed pursuant to Section 3.1 (the “Contributed Receivables”);

(b)                   each Receivable generated or otherwise acquired by the Transferor (including, without limitation, each such Receivable sold or purported sold to the Transferor pursuant to the Purchase and Sale Agreement) from and including the Cut-off Date to but excluding the Sale and Contribution Termination Date;

(c)                    all rights to, but not the obligations of, the Transferor under all Related Security with respect to any of the foregoing Receivables;

(d)                   all monies due or to become due to the Transferor with respect to any of the foregoing;

(e)                    all books and records of the Transferor to the extent related to any of the foregoing;

(f)                     all Collections and other proceeds and products of any of the foregoing (as defined in the UCC) that are or were received by the Transferor on or after the Cut-off Date, including, without limitation, all funds which either are received by the Transferor, the Company or the Servicer from or on behalf of the Obligors in payment of any amounts owed (including, without limitation, invoice price, finance charges, interest and all other charges) in respect of any of the above Receivables or are applied to such amounts owed by the Obligors (including, without limitation, any insurance payments that the Transferor, the Company or the Servicer applies in the ordinary course of its business to amounts owed in respect of any of the above Receivables, and net proceeds of sale or other disposition of repossessed goods or other collateral or property of the Obligors in respect of any of the above Receivables or any other parties directly or indirectly liable for payment of such Receivables);

(g)                    all rights, remedies, powers, privileges, title and interest (but not obligations) under the Purchase and Sale Agreement with respect to the Receivables sold and contributed hereunder; and

(h)                   all rights, remedies, powers, privileges, title and interest (but not obligations) in and to the Lock-Box Accounts into which any Collections or other proceeds with respect to such Receivables may be deposited, and any related investment property acquired with any such Collections or other proceeds (as such term is defined in the applicable UCC).

All purchases and contributions hereunder are absolute and irrevocable and shall be made without recourse, but shall be made pursuant to, and in reliance upon, the representations, warranties and covenants of the Transferor set forth in this Agreement and each of the other Transaction Documents to which the Transferor is a party.  No obligation or liability to any Obligor on any Receivable is intended to be assumed by the Company hereunder, and any such assumption is expressly disclaimed.  The Company’s foregoing commitment to purchase Receivables and the property, proceeds and rights described in clauses (c) through (h) (collectively, the “Related Rights”) is herein called the “Purchase Facility”.

SECTION 1.2  Timing of Purchases.

(a)                   Closing Date Purchases.  The Transferor’s entire right, title and interest in (i) each Receivable that existed and was owing to the Transferor (including, without limitation, each such Receivable sold or purported sold to the Transferor pursuant to the Purchase and Sale Agreement) at the Cut-off Date (other than Contributed Receivables), (ii) all Receivables generated or otherwise acquired by Transferor (including, without limitation, each such Receivable sold or purported sold to the Transferor pursuant to the Purchase and Sale Agreement) from and including the Cut-off Date, to and including the Closing Date (other than Contributed Receivables), and (iii) all Related Rights with respect thereto automatically shall be deemed to have been sold by the Transferor to the Company on the Closing Date.

(b)                   Subsequent Purchases.  After the Closing Date, until the Sale and Contribution Termination Date, each Receivable and the Related Rights generated or otherwise acquired by Transferor (including, without limitation, each such Receivable sold or purported sold to the Transferor pursuant to the Purchase and Sale Agreement) shall be deemed to have been sold by the Transferor to the Company immediately (and without further action) upon the creation, sale or purported sale of such Receivable, as applicable.

SECTION 1.3  Consideration for Purchases.  On the terms and subject to the conditions set forth in this Agreement, the Company agrees to make Purchase Price payments to the Transferor in accordance with Article III and to reflect all contributions in accordance with Section 3.1.

SECTION 1.4  Sale and Contribution Termination Date.  The “Sale and Contribution Termination Date” shall be the earliest to occur of (a) the date the Purchase Facility is terminated pursuant to Section 8.2 and (b) the Payment Date (as defined in Section 2.2) immediately following the day on which the Transferor shall have given written notice to the Company and the Administrative Agent at or prior to 10:00 a.m. (New York City time) that the Transferor desires to terminate this Agreement.

SECTION 1.5  Intention of the Parties.  It is the express intent of the Transferor and the Company that each conveyance by the Transferor to the Company pursuant to this Agreement of the Receivables and all Related Rights be construed as a valid and perfected sale and absolute assignment (without recourse except as provided herein) of such Receivables and Related Rights by the Transferor to the Company (rather than the grant of a security interest to secure a debt or other obligation of the Transferor) and that the right, title and interest in and to such Receivables and Related Rights conveyed to the Company be prior to the rights of and enforceable against all other Persons at any time, including, without limitation, lien creditors, secured lenders, purchasers and any Person claiming through the Transferor.  However, if, contrary to the mutual intent of the parties, any conveyance of Receivables and Related Rights is not construed to be both a valid and perfected sale and absolute assignment of such Receivables and Related Rights, and a conveyance of such Receivables and Related Rights that is prior to the rights of and enforceable against all other Persons at any time, including without limitation lien creditors, secured lenders, purchasers and any Person claiming through the Transferor, then, it is the intent of the Transferor and the Company that (i) this Agreement also shall be deemed to be, and hereby is, a security agreement within the meaning of the UCC; and (ii) the Transferor shall be deemed to have granted to the Company as of the Closing Date, and the Transferor hereby grants to the Company, a security interest in, to and under all of the Transferor’s right, title and interest in and to: (A) the Receivables and the Related Rights now existing and hereafter created, generated or otherwise acquired by the Transferor (including, without limitation, each such Receivable sold or purported sold to the Transferor pursuant to the Purchase and Sale Agreement), (B) all monies due or to become due and all amounts received with respect thereto, (C) all books and records of the Transferor to the extent related to any of the foregoing, (D) all rights, remedies, powers, privileges, title and interest (but not obligations) of the Transferor in and to each lock-box address and account (including, without limitation, all related Lock-Box Accounts) to which Collections or other proceeds with respect to such Receivables are sent, all amounts on deposit therein, and any related investment property acquired with any such collections or other proceeds (as such term is defined in the applicable UCC) and (E) all proceeds and products of any of the foregoing to secure all of Transferor’s obligations hereunder.

ARTICLE II
PURCHASE REPORT; CALCULATION OF PURCHASE PRICE

SECTION 2.1  Purchase Report.  On the Closing Date and on each date on which an Information Package is due to be delivered under the Receivables Financing Agreement (each such date, a “Monthly Purchase Report Date”), the Servicer shall deliver to the Company and the Transferor a report in substantially the form of Exhibit A (each such report being herein called a “Purchase Report”) setting forth, among other things:

(a)                   Receivables purchased (or, in the case of Contributed Receivables, received) by the Company from the Transferor on the Closing Date (in the case of the Purchase Report to be delivered on the Closing Date);

(b)                   Receivables purchased (or, in the case of Contributed Receivables, received) by the Company from the Transferor during the immediately preceding Fiscal Month (in the case of each subsequent Purchase Report); and

(c)                    the calculations of reductions of the Purchase Price for any Receivables as provided in Section 3.4(a) and (b).

SECTION 2.2  Calculation of Purchase Price.  The “Purchase Price” to be paid to the Transferor for the Receivables that are purchased hereunder from the Transferor shall be determined in accordance with the following formula:

PP	=	OB x FMVD

where:

PP	=	Purchase Price for each Receivable as calculated on the relevant Payment Date.

OB	=	The Outstanding Balance of such Receivable on the relevant Payment Date.

FMVD	=

Fair Market Value Discount, as measured on such Payment Date, which is equal to the quotient (expressed as percentage) of (a) one divided by (b) the sum of (i) one, plus (ii) the product of (A) the Prime Rate on such Payment Date, and (B) a fraction, the numerator of which is the Days’ Sales Outstanding (calculated as of the last Business Day of the calendar month immediately preceding such Payment Date) and the denominator of which is 365.

“Payment Date” means (i) the Closing Date and (ii) each Business Day thereafter that the Transferor is open for business.

“Prime Rate” means a per annum rate equal to the “Prime Rate” as published in the “Money Rates” section of The Wall Street Journal or if such information ceases to be published in The Wall Street Journal, such other publication as determined by the Servicer in its sole discretion.

ARTICLE III
PAYMENT OF PURCHASE PRICE

SECTION 3.1  Initial Contributions and Purchase Price Payments.

(a)                   Contribution of Receivables.  On the Closing Date, Transferor shall, and hereby does, contribute to the capital of the Company, either or a combination of (i) Receivables and Related Rights consisting of each Receivable of Transferor that existed and was owing to Transferor on the Closing Date (including, without limitation, each such Receivable sold or purported sold to the Transferor pursuant to the Purchase and Sale Agreement) beginning with the oldest of such Receivables and continuing chronologically thereafter and/or (ii) cash or other assets, in either case, such that the aggregate outstanding balance of all equity held by the Transferor in the Company, after giving effect to such contribution, shall be equal to the Required Capital Amount.

(b)                   Initial Purchase Price Payment.  On the terms and subject to the conditions set forth in this Agreement, the Company agrees to pay to the Transferor the Purchase Price for the purchase to be made from the Transferor on the Closing Date (i) partially in cash (to the extent that the Company has available cash) and (ii) partially by issuing a promissory note in the form of Exhibit B to the Transferor (such promissory note, as it may be amended, supplemented, endorsed or otherwise modified from time to time, together with all promissory notes issued from time to time in substitution therefor or renewal thereof in accordance with the Transaction Documents, each being herein called the “Company Note”) with an initial principal balance equal to the remaining Purchase Price payable to the Transferor.

SECTION 3.2  Subsequent Purchase Price Payments.  On each Payment Date subsequent to the Closing Date, on the terms and subject to the conditions set forth in this Agreement, the Company shall pay to the Transferor the Purchase Price for the Receivables generated or otherwise acquired by Transferor (including, without limitation, each such Receivable sold or purported sold to the Transferor pursuant to the Purchase and Sale Agreement) on such Payment Date:

(i)   First, in cash to the extent the Company has cash available therefor and such payment is not prohibited under the Receivables Financing Agreement and/or, if requested by Transferor, by causing the LC Bank to issue one or more Letters of Credit in accordance with Section 3.3 and on the terms and subject to the conditions of this Article III and the Receivables Financing Agreement;

(ii)   Second, if elected by Transferor in its sole discretion, to the extent any portion of the Purchase Price remains unpaid, by accepting a contribution of such Receivable and the Related Rights to its capital in an amount equal to such remaining unpaid portion of such Purchase Price; provided, however, that the foregoing shall not be construed to require Transferor to make any capital contribution to the Company; and

(iii)   Third, to the extent any portion of the Purchase Price remains unpaid, the principal amount outstanding under the Company Note shall be automatically increased by an amount equal to the lesser of (x) such remaining Purchase Price and (y) the maximum increase in the principal balance of the Company Note that could be made without rendering Borrower’s Net Worth less than the Required Capital Amount.

For the avoidance of doubt, no portion of the Purchase Price shall be deemed to remain unpaid for purposes of the foregoing to the extent that a Letter of Credit has been issued and applied as a credit against the Purchase Price pursuant to Section 3.3.

The Servicer shall make all appropriate record keeping entries with respect to the Company Note to reflect the foregoing payments and reductions made pursuant to this Section 3.2 and Section 3.4, and the Servicer’s books and records shall constitute rebuttable presumptive evidence of the principal amount of, and accrued interest on, the Company Note at any time.  The Transferor hereby irrevocably authorizes the Servicer to mark the Company Note

“CANCELED” and to return the Company Note to the Company upon the final payment thereof after the occurrence of the Sale and Contribution Termination Date.

SECTION 3.3  Letters of Credit.

(a)                   The Transferor may request that the Purchase Price for Receivables sold on a Payment Date be paid by the Company procuring the issuance of a Letter of Credit by the LC Bank.  Upon the request of the Transferor, and on the terms and conditions for issuing Letters of Credit under the Receivables Financing Agreement (including any limitations therein on the amount of any such issuance), the Company agrees to cause the LC Bank to issue, on the Payment Dates specified by the Transferor, Letters of Credit on behalf of the Company (and, if applicable, on behalf of, or for the account of, the Transferor or an Affiliate of Transferor that is at least at 98%-owned direct or indirect Subsidiary of Transferor and is acceptable to the LC Bank in its sole discretion) in favor of the beneficiaries elected by the Transferor or Affiliate of the Transferor, with the consent of the Company.  The aggregate stated amount of the Letters of Credit being issued on any Payment Date on behalf of the Transferor or an Affiliate of the Transferor shall constitute a credit against the aggregate Purchase Price otherwise payable by the Company to the Transferor on such Payment Date pursuant to Section 3.2.  To the extent that the aggregate stated amount of the Letters of Credit being issued on any Payment Date exceeds the aggregate Purchase Price payable by the Company to the Transferor on such Payment Date, such excess shall be deemed to be (i) a reduction in the outstanding principal balance of (and, to the extent necessary, the accrued but unpaid interest on) the Company Note payable to the Transferor, to the extent the outstanding principal balance (and accrued interest) is greater than such excess and/or (ii) a reduction in the Purchase Price payable on the Payment Dates immediately following the date any such Letter of Credit is issued.  In the event that any such Letter of Credit issued pursuant to this Section 3.3 (i) expires or is cancelled or otherwise terminated with all or any portion of its stated amount undrawn, (ii) has its stated amount decreased (for a reason other than a drawing having been made thereunder) or (iii) the Company’s Reimbursement Obligation in respect thereof is reduced for any reason other than by virtue of a payment made in respect of a drawing thereunder, then an amount equal to such undrawn amount or such reduction, as the case may be, shall either be paid in cash to the Transferor on the next Payment Date or, if the Company does not then have cash available therefor, shall be deemed to be (x) if elected by Transferor in its sole discretion, a contribution to the capital of the Company, and (y) otherwise, added to the outstanding principal balance of the Company Note issued to the Transferor.  Under no circumstances shall the Transferor (or any Affiliate thereof (other than the Company)) have any reimbursement or recourse obligations in respect of any Letter of Credit.

(b)                   In the event that the Transferor requests that any purchases be paid for by the issuance of a Letter of Credit hereunder, the Transferor shall on a timely basis provide the Company with such information as is necessary for the Company to obtain such Letter of Credit from the LC Bank, and shall notify the Company, the Servicer, each LC Participant and the Administrative Agent of the allocations described in clause (a) above.  Such allocations shall be binding on the Company and the Transferor, absent manifest error.

(c)                    The Transferor agrees to be bound by the terms of each Letter of Credit Application referenced in the Receivables Financing Agreement and that each Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, and any amendments or revisions thereof adhered to by the LC Bank or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590), and any amendments or revisions thereof adhered to by the LC Bank, as determined by the LC Bank, in each case subject to the terms and conditions set forth in the Receivables Financing Agreement.

SECTION 3.4  Settlement as to Specific Receivables and Dilution.

(a)                   If (i) on the day of purchase or contribution of any Receivable from the Transferor hereunder, any of the representations or warranties set forth in Sections 5.10, 5.15 and 5.17 are not true with respect to such Receivable or (ii) as a result of any action or inaction (other than solely as a result of the failure to collect such Receivable due to a discharge in bankruptcy or similar insolvency proceeding or other credit related reasons with respect to the relevant Obligor) of the Transferor or any Originator, on any subsequent day, any of such representations or warranties set forth in Sections 5.10, 5.15 and 5.17 is no longer true with respect to such Receivable, then the Purchase Price (or in the case of a Contributed Receivable the Outstanding Balance of such Receivable (the “Contributed Value”)), with respect to such Receivable shall be reduced by an amount equal to the Outstanding Balance of such Receivable and shall be accounted to the Transferor as provided in clause (c) below; provided, that if the Company thereafter receives payment on account of Collections due with respect to such Receivable, the Company promptly shall deliver such funds to the Transferor.

(b)                   If, on any day, the Outstanding Balance of any Receivable (including any Contributed Receivable) purchased or contributed hereunder is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, rebate, discount or other adjustment made by the Transferor, the Company (at the direction of or on behalf of the Transferor or Servicer), any Originator or the Servicer (or any Affiliate thereof) or any setoff or dispute between the Transferor, any Originator or the Servicer (or any Affiliate thereof) and an Obligor, as indicated on the books of the Company (or, for periods prior to the Closing Date, the books of the Transferor), then the Purchase Price or Contributed Value, as the case may be, with respect to such Receivable shall be reduced by the amount of such net reduction and shall be accounted to the Transferor as provided in clause (c) below.

(c)                    Any reduction in the Purchase Price or Contributed Value of any Receivable pursuant to clause (a) or (b) above shall be applied as a credit for the account of the Company against the Purchase Price of Receivables subsequently purchased by the Company from the Transferor hereunder; provided, however if there have been no purchases of Receivables from the Transferor (or insufficiently large purchases of Receivables) to create a Purchase Price sufficient to so apply such credit against, the amount of such credit:

(i)                           to the extent of any outstanding principal balance under the Company Note payable to the Transferor, shall be deemed to be a payment under,

and shall be deducted from the principal amount outstanding under, the Company Note payable to the Transferor; and

(ii)                        after making any deduction pursuant to clause (i) above, shall be paid in cash to the Company by the Transferor subject to the following proviso;

provided, further, that at any time (x) when an Event of Default or an Unmatured Event of Default exists under the Receivables Financing Agreement or (y) on or after the Sale and Contribution Termination Date, the amount of any such credit shall be paid by the Transferor to the Company by deposit in immediately available funds into a Lock-Box Account for application by the Servicer to the same extent as if Collections of the applicable Receivable in such amount had actually been received on such date.

SECTION 3.5  Reconveyance of Receivables.  In the event that the Transferor has paid to the Company the full Outstanding Balance of any Receivable pursuant to Section 3.4, the Company shall reconvey such Receivable to the Transferor, without representation or warranty, but free and clear of all liens, security interests, charges, and encumbrances created by the Company.

ARTICLE IV
CONDITIONS OF PURCHASES

SECTION 4.1  Conditions Precedent to Initial Purchase.  The initial purchase hereunder is subject to the condition precedent that the Company shall have received, on or before the Closing Date, the following, each (unless otherwise indicated) dated the Closing Date, and each in form and substance satisfactory to the Company:

(a)                   A copy of the resolutions of the board of directors or managers of the Transferor’s managing general partner approving the Transaction Documents to be executed and delivered by it and the transactions contemplated hereby and thereby, certified by the Secretary or Assistant Secretary of the Transferor or its managing general partner;

(b)                   Good standing certificates for the Transferor issued as of a recent date acceptable to the Company by the Secretary of State (or similar official) of the jurisdiction of the Transferor’s organization;

(c)                    A certificate of the Secretary or Assistant Secretary of the Transferor or its managing general partner certifying the names and true signatures of the officers authorized on such Person’s behalf to sign the Transaction Documents to be executed and delivered by it (on which certificate the Servicer, the Company and the Administrative Agent may conclusively rely until such time as the Servicer, the Company and the Administrative Agent (as the total assignee of the Company) shall receive from such Person a revised certificate meeting the requirements of this clause (c));

(d)                   The certificate or articles of formation or other organizational document of the Transferor (including all amendments and modifications thereto) duly certified by the Secretary of State of the jurisdiction of the Transferor’s organization as of a recent date, together with a copy of the limited liability company agreement or limited partnership agreement of the Transferor, each duly certified by the Secretary or an Assistant Secretary of the Transferor or its managing general partner;

(e)                    Originals of the proper financing statements (Form UCC-1) that have been duly authorized and name the Transferor as the debtor/seller and the Company as the buyer/assignor (and the Administrative Agent, for the benefit of the Secured Parties, as secured party/assignee) of the Receivables generated or acquired by the Transferor as may be necessary or, in the Company’s opinion, desirable under the UCC of all appropriate jurisdictions to perfect the Company’s ownership interest in all Receivables and such other rights, accounts, instruments and moneys (including, without limitation, Related Security) in which an ownership or security interest has been assigned to it hereunder;

(f)                     A written search report from a Person satisfactory to the Company listing all effective financing statements that name the Transferor as debtor or seller and that are filed in all jurisdictions in which filings may be made against such Person pursuant to the applicable UCC, together with copies of such financing statements (none of which, except for those described in the foregoing clause (e) (and/or released or terminated as the case may be on or prior to the date hereof), shall cover any Receivable or any Related Rights which are to be sold to the Company hereunder), and tax, ERISA and judgment lien search reports from a Person satisfactory to the Company showing no evidence of such liens filed against the Transferor;

(g)                    Favorable opinions of counsel to the Transferor, in form and substance satisfactory to the Company;

(h)                   A Company Note in favor of the Transferor, duly executed by the Company; and

(i)                       Evidence (i) of the execution and delivery by each of the parties thereto of each of the other Transaction Documents to be executed and delivered in connection herewith and (ii) that each of the conditions precedent to the execution, delivery and effectiveness of such other Transaction Documents has been satisfied to the Company’s satisfaction.

SECTION 4.2  Certification as to Representations and Warranties.  The Transferor, by accepting the Purchase Price related to each purchase of Receivables generated or otherwise acquired by the Transferor, shall be deemed to have certified that the representations and warranties contained in Article V, as from time to time amended in accordance with the terms hereof, are true and correct on and as of such day, with the same effect as though made on and as of such day (except for representations and warranties which apply to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE TRANSFEROR

In order to induce the Company to enter into this Agreement and to make purchases hereunder, the Transferor hereby represents and warrants as follows:

SECTION 5.1  Existence and Power.  The Transferor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except if failure to have such licenses, authorizations, consents or approvals could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.2  Company and Governmental Authorization, Contravention.  The execution, delivery and performance by the Transferor of this Agreement are (a) within the Transferor’s powers, (b) have been duly authorized by all necessary partnership action, (c) require no action by or in respect of, or filing with (other than the filing of the UCC financing statements and continuation statements contemplated hereunder), any governmental body, agency or official, (d) do not contravene, or constitute a default under, any provision (i) of Applicable Law, (ii) of the organizational documents of the Transferor or (iii) of any agreement, judgment, injunction, order, decree or other instrument binding upon the Transferor, where such contravention or default, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (e) result in the creation or imposition of Adverse Claim on assets of the Transferor or any of its Subsidiaries.

SECTION 5.3  Binding Effect of Agreement.  This Agreement and each of the other Transaction Documents to which it is a party constitutes the legal, valid and binding obligation of the Transferor enforceable against the Transferor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.

SECTION 5.4  Accuracy of Information.  All information heretofore furnished by the Transferor to the Company or the Administrative Agent pursuant to or in connection with this Agreement or any other Transaction Document or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by the Transferor to the Company or the Administrative Agent in writing pursuant to this Agreement or any Transaction Document will be, true and accurate in all material respects on the date such information is stated or certified (provided that with respect to any projected financial information, the Transferor represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time).

SECTION 5.5  Actions, Suits.  There are no actions, suits or proceedings pending or, to the best of the Transferor’s knowledge, threatened against or affecting the Transferor or any of its Affiliates or their respective properties, in or before any court, arbitrator or other body, which could reasonably be expected to have a Material Adverse Effect.

SECTION 5.6  Taxes.  The Transferor has filed or caused to be filed all U.S. federal income tax returns and all other material returns, statements, forms and reports for taxes, domestic or foreign, required to be filed by it and has paid all taxes payable by it which have become due or any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except to the extent that such taxes are being contested in good faith by appropriate proceedings and for which such reserves or other appropriate provisions, if any, as are required by GAAP shall have been made.

SECTION 5.7  Compliance with Applicable Laws.  The Transferor is in compliance with the requirements of all Applicable Laws, rules, regulations and orders of all Governmental Authorities except to the extent that the failure to comply could not reasonably be expected to have a Material Adverse Effect.  In addition, no Receivable sold, contributed or otherwise conveyed hereunder contravenes any Applicable Laws, rules or regulations applicable thereto or to the Transferor.

SECTION 5.8  Reliance on Separate Legal Identity.  The Transferor acknowledges that each of the Credit Parties is entering into the Transaction Documents to which it is a party in reliance upon the Borrower’s identity as a legal entity separate from the Transferor.

SECTION 5.9  Investment Company.  The Transferor is not an “investment company,” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.  In addition, the Transferor is not a “holding company,” a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

SECTION 5.10  Perfection.  Immediately preceding its sale or contribution of each Receivable hereunder, the Transferor was the owner of such Receivable sold or contributed or purported to be sold or contributed, free and clear of any Adverse Claims, and each such sale or contribution hereunder constitutes a valid sale, transfer and assignment of all of the Transferor’s right, title and interest in, to and under the Receivables sold by it, free and clear of any Adverse Claims.  On or before the date hereof and before the generation or acquisition by the Transferor of any new Receivable to be sold, contributed or otherwise conveyed hereunder, all financing statements and other documents, if any, required to be recorded or filed in order to perfect and protect the Company’s ownership interest in such Receivable against all creditors of and purchasers from the Transferor will have been duly filed in each filing office necessary for such purpose, and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full.  Each such financing statement, filed with respect to such Receivable as an as-extracted collateral filing, includes a complete and correct description of the real property related to such Receivable as extracted collateral, as contemplated by the UCC, and names a record owner of the real property.

SECTION 5.11  Creation of Receivables.  The Transferor has exercised at least the same degree of care and diligence in the creation and acquisition of the Receivables sold, contributed or otherwise conveyed hereunder as it has exercised in connection with the creation of receivables originated or acquired by it and not so transferred hereunder.

SECTION 5.12  Credit and Collection Policy.  The Transferor has complied in all material respects with its Credit and Collection Policy in regard to each Receivable sold, contributed or otherwise conveyed by it hereunder and the related Contract.

SECTION 5.13  Enforceability of Contracts.  Each Contract related to any Receivable sold or contributed by the Transferor hereunder is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the outstanding balance of such Receivable, enforceable against the Obligor in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law), without being subject to any defense, deduction, offset or counterclaim and the Transferor has fully performed its obligations under such Contract.

SECTION 5.14  Location and Offices.  As of the Closing Date, the Transferor’s location (as such term is defined in the applicable UCC) is Delaware, and such location has not been changed for at least four months before the date hereof.  The offices where the Transferor keeps all records concerning the Receivables are located at the addresses set forth on Schedule I hereto or such other locations of which the Company and the Administrative Agent has been given written notice in accordance with the terms hereof.

SECTION 5.15  Good Title.  Upon the creation or acquisition of each new Receivable sold, contributed or otherwise conveyed or purported to be conveyed hereunder and on the Closing Date for then existing Receivables, the Company shall have a valid and perfected first priority ownership interest in each Receivable sold or contributed to it hereunder, free and clear of any Adverse Claim.

SECTION 5.16  Names.  Except as described in Schedule II, the Transferor has not used any corporate or company names, tradenames or assumed names other than its name set forth on the signature pages of this Agreement.

SECTION 5.17  Nature of Receivables.  Except as otherwise set forth on the related Purchase Report, each Receivable sold or contributed hereunder is, on the date of such sale or contribution, an Eligible Receivable.

SECTION 5.18  Bulk Sales, Margin Regulations, No Fraudulent Conveyance.  No transaction contemplated hereby requires compliance with or will become subject to avoidance under any bulk sales act or similar law.  No use of funds obtained by the Transferor hereunder will conflict with or contravene Regulation T, U or X of the Federal Reserve Board.  No purchase hereunder constitutes a fraudulent transfer or conveyance under any United States federal or applicable state bankruptcy or insolvency laws or is otherwise void or voidable under such or similar laws or principles or for any other reason.

SECTION 5.19  Solvency.  On the date hereof, and on the date of each purchase or contribution hereunder (both before and after giving effect to such purchase), the Transferor shall be Solvent.

SECTION 5.20  Licenses, Contingent Liabilities, and Labor Controversies.

(a)                   The Transferor has not failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, except such failures to have such licenses, permits, franchises or other governmental authorizations that could not reasonably be expected to have a Material Adverse Effect.

(b)                   There are no labor controversies pending against the Transferor that have had (or could reasonably be expected to have) a Material Adverse Effect.

SECTION 5.21  Purchase Price.  Each sale and contribution by the Transferor to Company of an interest in Receivables has been made for “reasonably equivalent value” (as such term is used in Section 548 of the Bankruptcy Code) and not for or on account of “antecedent debt” (as such term is used in Section 547 of the Bankruptcy Code) owed by the Transferor to Company.

SECTION 5.22  [Reserved].

SECTION 5.23  No Material Adverse Effect.  Since June 30, 2014 there has been no Material Adverse Effect with respect to the Transferor.

SECTION 5.24  Opinions.  The facts regarding the Transferor, the Receivables, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

SECTION 5.25  Mortgages Covering As-Extracted Collateral.  There are no mortgages that are effective as financing statements covering as-extracted collateral and that name the Transferor as grantor, debtor or words of similar effect filed or recorded in any jurisdiction.

SECTION 5.26  Reaffirmation of Representations and Warranties by the Transferor.  On each day that a Receivable is generated or otherwise acquired by the Transferor (including, without limitation, sold or purported sold to the Transferor pursuant to the Purchase and Sale Agreement), and when sold or contributed to the Company hereunder, the Transferor shall be deemed to have certified that all representations and warranties set forth in this Article V are true and correct on and as of such day (except for representations and warranties which apply as to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date)).

ARTICLE VI
COVENANTS OF THE TRANSFEROR

SECTION 6.1  Affirmative Covenants.  At all times from the date hereof until the Final Payout Date, the Transferor shall, unless the Company and the Administrative Agent shall otherwise consent in writing:

(a)                   General Information.  Furnish to the Company and the Administrative Agent such information as the Company or the Administrative Agent (as total assignee of the Company) may from time to time reasonably request.

(b)                   Furnishing of Information and Inspection of Records.  Furnish to the Company and the Administrative Agent from time to time such information with respect to the Receivables as such Person may reasonably request.  The Transferor will, at the Transferor’s expense, during regular business hours upon reasonable prior written notice (i) permit each of the Company and Administrative Agent, or their respective agents or representatives, (A) to examine and make copies of and abstracts from all books and records relating to the Receivables or other Collateral and (B) to visit the offices and properties of the Transferor for the purpose of examining such books and records, and to discuss matters relating to the Receivables, other Related Rights or the Transferor’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Transferor having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at Transferor’s expense, upon reasonable prior written notice from the Company or the Administrative Agent, as applicable, permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct, a review of its books and records with respect to the Receivables; provided, that the Transferor shall only be responsible for the expenses incurred in connection with one (1) review for any calendar year pursuant to this clause (ii), so long as no Termination Event has occurred.

(c)                    Keeping of Records and Books.  Have and maintain (i) administrative and operating procedures (including (i) an ability to recreate records if originals are destroyed and (ii) procedures to identify and track sales with respect to, and collections on, Excluded Receivables), (ii) adequate facilities, personnel and equipment and (iii) all records and other information reasonably necessary for collection of the Receivables and the identification and reporting of all Excluded Receivables originated or acquired by the Transferor (including records adequate to permit the daily identification of each new such Receivable and Excluded Receivables and all Collections of, and adjustments to, each existing such Receivable and such Excluded Receivable).  The Transferor will give the Company and the Administrative Agent prior notice of any change in such administrative and operating procedures that causes them to be materially different from the procedures described to the Company and the Administrative Agent on or before the date hereof as the Transferor’s then existing or planned administrative and operating procedures for collecting Receivables and Excluded Receivables.

(d)                   Performance and Compliance with Receivables and Contracts.  Timely and fully perform and comply, at its own expense, in all material respects with all provisions, covenants and other promises required to be observed by it under all Contracts or other documents or agreements related to the Receivables.

(e)                    Credit and Collection Policy.  Comply in all material respects with its Credit and Collection Policy in regard to each Receivable originated or acquired by it and any related Contract or other related document or agreement.

(f)                     Preservation of Existence.  Preserve and maintain its existence as a corporation or limited liability company or partnership, as applicable, and all rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign corporation or limited liability company or partnership, as applicable, in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification could be reasonably expected to have a Material Adverse Effect.

(g)                    Location of Records.  Keep its location (as such term is defined in the applicable UCC), and the offices where it keeps its records concerning or related to Receivables, at the address(es) referred to in Schedule I or, upon 30 days’ prior written notice to the Company and the Administrative Agent, at such other locations in jurisdictions where all action required by Section 7.3 shall have been taken and completed.

(h)                   Data Records.  Place and maintain on its summary master control data processing records the following legend (or the substantive equivalent thereof):  “THE RECEIVABLES DESCRIBED HEREIN HAVE BEEN SOLD OR CONTRIBUTED TO AROP FUNDING, LLC PURSUANT TO A SALE AND CONTRIBUTION AGREEMENT, DATED AS OF DECEMBER 5, 2014; AND A SECURITY INTEREST IN THE RECEIVABLES DESCRIBED HEREIN HAS BEEN GRANTED TO PNC BANK, NATIONAL ASSOCIATION UNDER A RECEIVABLES FINANCING AGREEMENT, DATED AS OF DECEMBER 5, 2014.”

(i)                       Preservation of Security Interest.  Take (or cause to be taken) any and all action as Company or the Administrative Agent may require to preserve and maintain the perfection and priority of the security interest of the Administrative Agent in the Receivables and Related Rights.

(j)                      [Reserved].

(k)                   Payments on Receivables, Lock-Box Accounts.  Instruct all Obligors to deliver payments on the Receivables to a Lock-Box Account or a Lock-Box.  The Transferor shall, at all times, maintain such books and records necessary to identify Collections received from time to time on Receivables and to segregate such Collections from other property of the Transferor.  If any payments on the Receivables or other Collections are received by the Transferor, it shall hold such payments in trust for the benefit of the Company and Administrative Agent (for the benefit of the Secured Parties) and promptly (but in any event within two (2) Business Day after receipt) remit such funds into a Lock-Box Account.  The Transferor will not permit funds other than (i) Collections on Receivables and other Collateral and (ii) collections on Excluded Receivables, to be deposited into any Lock-Box Account.  If such funds or any collections on Excluded Receivables are nevertheless deposited into any Lock-Box Account, the Transferor will within two (2) Business Days of receipt identify and transfer such funds to the appropriate Person entitled to such funds.  The Transferor will not commingle Collections with any other funds (other than the temporary commingling of Collections with collections on Excluded Receivables provided that such collections on Excluded Receivables are identified and removed from the applicable Lock-Box Account within two (2) Business Days following receipt thereof).

(l)                       Frequency of Billing.  Prepare and deliver (or cause to be prepared and delivered) invoices with respect to all Receivables in accordance with the Credit and Collection Policies, but in any event no less frequently than as required under the Contract related to such Receivable.

SECTION 6.2  Reporting Requirements.  From the date hereof until the first day following the Sale and Contribution Termination Date, Transferor will, unless the Company and the Administrative Agent shall otherwise consent in writing, furnish to the Company and the Administrative Agent:

(a)                   Termination Events.  As soon as possible, and in any event within five (5) Business Days after the Transferor becomes aware of the occurrence of each “Termination Event” hereunder or each event which with notice or the passage of time or both would become such a “Termination Event” (an “Unmatured Termination Event”), a written statement of a Financial Officer or other Responsible Officer of the Transferor describing such Termination Event or Unmatured Termination Event and the action that the Transferor proposes to take with respect thereto, in each case in reasonable detail;

(b)                   Proceedings.  As soon as possible, and in any event within five (5) Business Days after the Transferor becomes aware thereof, written notice of (i) litigation, investigation or proceeding of the type described in Section 5.5 not previously disclosed to the Company and the Administrative Agent which could reasonably be expected to have a Material Adverse Effect, and (ii) all material adverse developments that have occurred with respect to any previously disclosed litigation, proceedings and investigations; and

(c)                    Other.  Promptly, from time to time, such other information, documents, records or reports respecting the Receivables or the conditions or operations, financial or otherwise, of the Transferor as the Company or the Administrative Agent may from time to time reasonably request in order to protect the interests of the Company, the Administrative Agent or the Lenders under or as contemplated by the Transaction Documents.

SECTION 6.3  Negative Covenants.  At all times from the date hereof until the Final Payout Date, Transferor agrees that, unless the Company and the Administrative Agent shall otherwise consent in writing, it shall not:

(a)                   Sales, Liens, Etc.  Except as otherwise provided herein or in any other Transaction Document, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Receivable sold or otherwise conveyed or purported to be sold or otherwise conveyed hereunder or related Contract or Related Security, or any interest therein, or any Collections thereon, or assign any right to receive income in respect thereof.

(b)                   Extension or Amendment of Receivables.  Except as otherwise permitted in Section 9.02 of the Receivables Financing Agreement and the applicable Credit and Collection Policy, extend, amend or otherwise modify the terms of any Receivable in any material respect generated or acquired by it that is sold or otherwise conveyed hereunder, or amend, modify or waive, in any material respect, any term or condition of any Contract related thereto (which term or condition relates to payments under, or the enforcement of, such Contract as it relates to such Receivable (nothing herein preventing the amendment, modification or waiver under a Contract with respect to future Receivables so long as an Event of Default has not occurred and is continuing)).

(c)                    Change in Business or Credit and Collection Policy.  (i) Make any change in the character of its business or (ii) make any change in its Credit and Collection Policy that could reasonably be expected to have a Material Adverse Effect, in the case of either clause (i) or (ii) above, without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed.  Transferor shall not make any other written change in any Credit and Collection Policy without giving prior written notice thereof to the Administrative Agent.

(d)                   Receivables Not to be Evidenced by Promissory Notes or Chattel Paper.  Take any action to cause or permit any Receivable generated or acquired by it that is sold by it hereunder to become evidenced by any “instrument” or “chattel paper” (as defined in the applicable UCC).

(e)                    Mergers, Acquisitions, Sales, etc.  (i) Be a party to any merger, consolidation or other restructuring, except (A) a Simplification Transaction or (B) any other merger, consolidation or other restructuring where the Company and the Administrative Agent have each (1) received 30 days’ prior notice thereof, (2) consented in writing thereto, which consent shall not be unreasonably withheld, conditioned or delayed, (3) received executed copies of all documents, certificates and opinions (including, without limitation, opinions relating to bankruptcy and UCC matters) as the Company or the Administrative Agent shall reasonably request and (4) been satisfied that all other action to perfect and protect the interests of the Company and the Administrative Agent, on behalf of the Credit Parties, in and to the Receivables to be sold by it hereunder and other Related Rights, as reasonably requested by the Company or the Administrative Agent shall have been taken by, and at the expense of the Transferor (including the filing of any UCC financing statements, the receipt of certificates and other requested documents from public officials and all such other actions required pursuant to Section 7.3) or (ii) directly or indirectly sell, transfer, assign, convey or lease whether in one or a series of transactions, all or substantially all of its assets (other than (x) in accordance with the Transaction Documents, (y) pursuant to the prior written consent of the Company and the Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed or (z) a sale, transfer, assignment, conveyance or leasing of assets to any of its Subsidiaries where the Company and the Administrative Agent have each (1) received 30 days’ prior notice thereof, (2) received executed copies of all documents, certificates and opinions (including, without limitation, opinions relating to bankruptcy and UCC matters) as the Company or the Administrative Agent shall reasonably request and (3) been satisfied that all other action to perfect and protect the interests of the Company and the Administrative Agent, on behalf of the Credit Parties, in and to the Receivables to be sold by it hereunder and other Related Rights, as reasonably requested by the Company or the Administrative Agent shall have been taken by, and at the expense of the Transferor (including the filing of any UCC financing statements, the receipt of certificates and other requested documents from public officials and all such other actions required pursuant to Section 7.3)).

(f)                     No Change in Name, Identity or Corporate Structure.  Change its name, identity, corporate structure or jurisdiction of organization, in any case, unless the Company and the Administrative Agent have each (1) received 30 days’ prior notice thereof, (2) received executed copies of all documents, certificates and opinions (including, without limitation, opinions relating to UCC matters) as the Company or the Administrative Agent shall reasonably request and (3) been satisfied that all other action to perfect and protect the interests of the Company and the Administrative Agent, on behalf of the Credit Parties, in and to the Receivables to be sold by it hereunder and other Related Rights, as reasonably requested by the Company or the Administrative Agent shall have been taken by, and at the expense of the Transferor (including the filing of any UCC financing statements, the receipt of certificates and other requested documents from public officials and all such other actions required pursuant to Section 7.3).

(g)                    Lock-Box Banks.  Add or terminate any a Lock-Box Account (or a related Lock-Box) or a Lock-Box Bank unless the requirements of Section 8.01(h) and 8.02(f) of the Receivables Financing Agreement have been met.

(h)                   Accounting for Purchases.  Account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than as sales of the Receivables and Related Rights by the Transferor to the Company.

SECTION 6.4  Substantive Consolidation.  The Transferor hereby acknowledges that this Agreement and the other Transaction Documents are being entered into in reliance upon the Company’s identity as a legal entity separate from the Transferor and its Affiliates.  Therefore, from and after the date hereof, the Transferor shall take all reasonable steps necessary to make it apparent to third Persons that the Company is an entity with assets and liabilities distinct from those of the Transferor and any other Person, and is not a division of the Transferor, its Affiliates or any other Person.  Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, the Transferor shall take such actions as shall be required in order that:

(a)                   the Transferor shall not be involved in the day to day management of the Company;

(b)                   the Transferor shall maintain separate corporate records and books of account from the Company and otherwise will observe corporate formalities and have a separate area from the Company for its business (which may be located at the same address as the Company, and, to the extent that it and the Company have offices in the same location, there shall be a fair and appropriate allocation of overhead costs between them, and each shall bear its fair share of such expenses);

(c)                    the financial statements and books and records of the Transferor shall be prepared after the date of creation of the Company to reflect and shall reflect the separate existence of the Company; provided, that the Company’s assets and liabilities may be included in a consolidated financial statement issued by an affiliate of the Company; provided, however, that any such consolidated financial statement or the notes thereto shall make clear that the Company’s assets are not available to satisfy the obligations of such affiliate;

(d)                   except as permitted by the Receivables Financing Agreement, (i) the Transferor shall maintain its assets (including, without limitation, deposit accounts) separately from the assets (including, without limitation, deposit accounts) of the Company and (ii) the Company’s assets, and records relating thereto, have not been, are not, and shall not be, commingled with those of the Transferor;

(e)                    all of the Company’s business correspondence and other communications shall be conducted in the Company’s own name and on its own stationery;

(f)                     the Transferor shall not act as an agent for the Company (other than servicing activities pursuant to the Transaction Documents);

(g)                    the Transferor shall not conduct any of the business of the Company in its own name;

(h)                   the Transferor shall not pay any liabilities of the Company out of its own funds or assets;

(i)                       the Transferor shall maintain an arm’s-length relationship with the Company;

(j)                      the Transferor shall not assume or guarantee or become obligated for the debts of the Company or hold out its credit as being available to satisfy the obligations of the Company;

(k)                   the Transferor shall not acquire obligations of the Company;

(l)                       the Transferor shall allocate fairly and reasonably overhead or other expenses that are properly shared with the Company, including, without limitation, shared office space;

(m)               the Transferor shall identify and hold itself out as a separate and distinct entity from the Company;

(n)                   the Transferor shall correct any known misunderstanding respecting its separate identity from the Company;

(o)                   the Transferor shall not enter into, or be a party to, any transaction with the Company, except in the ordinary course of its business and on terms which are intrinsically fair and not less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party;

(p)                   the Transferor shall not pay the salaries of the Company’s employees, if any; and

(q)                   to the extent not already covered in paragraphs (a) through (p) above, the Transferor shall comply and/or act in accordance with all of the other separateness covenants set forth in Section 8.03 of the Receivables Financing Agreement.

ARTICLE VII
ADDITIONAL RIGHTS AND OBLIGATIONS
IN RESPECT OF RECEIVABLES

SECTION 7.1  Rights of the Company.   Transferor hereby authorizes the Company, the Borrower, the Servicer and their respective designees or assignees under this Agreement, the Sale and Contribution Agreement or the Receivables Financing Agreement (including, without limitation, the Administrative Agent) to take any and all steps in the Transferor’s name necessary or desirable, in their respective determination, to collect all amounts due under any and all Receivables sold or otherwise conveyed or purported to be conveyed by it hereunder, including, without limitation, endorsing the name of the Transferor on checks and other instruments representing Collections and enforcing such Receivables and the provisions of the related Contracts that concern payment and/or enforcement of rights to payment; provided, however, the Administrative Agent shall not take any of the foregoing actions unless a Termination Event or an Event of Default has occurred and is continuing.

SECTION 7.2  Responsibilities of the Transferor.  Anything herein to the contrary notwithstanding:

(a)                   [Reserved].

(b)                   Transferor shall perform its obligations hereunder, and the exercise by the Company or its designee of its rights hereunder shall not relieve the Transferor from such obligations.

(c)                    None of the Company, the Borrower, the Servicer, the Administrative Agent or any other Credit Party shall have any obligation or liability to any Obligor or any other third Person with respect to any Receivables, Contracts related thereto or any other related agreements, nor shall the Company, the Borrower, the Servicer, the Administrative Agent or any other Credit Party be obligated to perform any of the obligations of the Transferor thereunder.

(d)                   The Transferor hereby grants to the Company and Administrative Agent an irrevocable power of attorney, with full power of substitution, coupled with an interest, during the occurrence and continuation of a Termination Event or an Event of Default to take in the name of the Transferor all steps necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by the Transferor or transmitted or received by the Company (whether or not from the Transferor) in connection with any Receivable sold or otherwise conveyed or purported to be conveyed by it hereunder or Related Right.

SECTION 7.3  Further Action Evidencing Purchases.  The Transferor agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Company or Administrative Agent may reasonably request in order to perfect, protect or more fully evidence the Receivables and Related Rights purchased by the Company hereunder, or to enable the Company to exercise or enforce any of its rights hereunder or under any other Transaction Document.  Without limiting the generality of the foregoing, upon the request of the Company or the Administrative Agent, the Transferor will execute (if applicable), authorize and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate.

The Transferor hereby authorizes each of the Company and the Administrative Agent to file one or more financing or continuation statements, and amendments thereto and assignments thereof, without the signature of the Transferor, relative to all or any of the Receivables sold, contributed or otherwise conveyed or purported to be conveyed by it hereunder and Related Rights now existing or hereafter generated or otherwise acquired by the Transferor (including, without limitation, each such Receivable sold or purported sold to the Transferor pursuant to the Purchase and Sale Agreement).  If the Transferor fails to perform any of its agreements or obligations under this Agreement, the Company or the Administrative Agent may (but shall not be required to) itself perform, or cause the performance of, such agreement or obligation, and the expenses of the Company and the Administrative Agent incurred in connection therewith shall be payable by the Transferor.

SECTION 7.4  Application of Collections.  Any payment by an Obligor in respect of any indebtedness owed by it to any Originator or the Transferor shall, except as otherwise specified by such Obligor (including in any Contract or pursuant to any written agreement between such Obligor and the related Originator) or required by Applicable Law and unless otherwise instructed by the Servicer (with the prior written consent of the Administrative Agent) or the Administrative Agent, be applied as a Collection of any Receivable or Receivables of such Obligor to the extent of any amounts then due and payable thereunder (such application to be made starting with the oldest outstanding Receivable or Receivables) before being applied to any other indebtedness of such Obligor.

SECTION 7.5  Performance of Obligations.  The Transferor shall (i) perform all of its obligations under the Contracts related to the Receivables generated or acquired by the Transferor to the same extent as if interests in such Receivables had not been transferred hereunder, and the exercise by the Company or the Administrative Agent of its rights hereunder shall not relieve Transferor from any such obligations and (ii) pay when due any taxes, including, without limitation, any sales taxes payable in connection with the Receivables generated or acquired by the Transferor and their creation and satisfaction.

ARTICLE VIII
TERMINATION EVENTS

SECTION 8.1  Termination Events.  Each of the following events or occurrences described in this Section 8.1 shall constitute a “Termination Event”:

(a)                       The Termination Date (as defined in the Receivables Financing Agreement) shall have occurred; or

(b)                       The Transferor shall fail to make when due any payment or deposit to be made by it under this Agreement or any other Transaction Document to which it is a party and such failure shall remain unremedied for two (2) Business Days; or

(c)                        Any representation or warranty made or deemed to be made by the Transferor (or any of its officers) under or in connection with this Agreement, any other Transaction Documents to which it is a party, or any other information or report delivered pursuant hereto or thereto shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; provided, however, that such breach shall not constitute a Termination Event pursuant to this clause (c) if such breach is cured within ten (10) Business Days following the date that a Financial Officer or other Responsible Officer of the Transferor has knowledge or has received notice of such breach; provided further that no breach of a representation or warranty set forth in Sections 5.10, 5.15 or 5.17 shall constitute a Termination Event pursuant to this clause (c) if credit for the account of the Company has been given as required pursuant to Section 3.4(c) with respect to such breach; or

(d)                       The Transferor shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Transaction Document to which it is a party on its part to be performed or observed and such failure shall continue for thirty (30) days after the earlier of the Transferor’s knowledge or notice thereof.

SECTION 8.2  Remedies.

(a)                       Optional Termination.  Upon the occurrence of a Termination Event hereunder, the Company shall have the option, by notice to the Transferor (with a copy to the Administrative Agent), to declare the Purchase Facility as terminated.

(b)                       Remedies Cumulative.  Upon any termination of the Purchase Facility pursuant to Section 8.2(a), the Administrative Agent (as total assignee of the Company) shall have, in addition to all other rights and remedies under this Agreement, all other rights and remedies provided under the UCC of each applicable jurisdiction and other Applicable Laws, which rights shall be cumulative.

ARTICLE IX
INDEMNIFICATION

SECTION 9.1  Indemnities by the Transferor.  Without limiting any other rights which the Company may have hereunder or under Applicable Law, the Transferor hereby agrees to indemnify the Company and each of its officers, directors, employees, agents, and its successors and assigns (each of the foregoing Persons being individually called a “Sale and Contribution Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, judgments, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively called “Sale and Contribution Indemnified

Amounts”) awarded against or incurred by any of them arising out of or as a result of the failure of the Transferor to perform its obligations under this Agreement or any other Transaction Document, or arising out of the claims asserted against a Sale and Contribution Indemnified Party relating to the transactions contemplated herein or therein or the use of proceeds thereof or therefrom; excluding, however, (i) Sale and Contribution Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Sale and Contribution Indemnified Party, (ii) any indemnification which has the effect of recourse for non-payment of the Receivables due to a discharge in bankruptcy or similar insolvency proceeding or other credit related reasons with respect to the relevant Obligor and (iii) any net income or franchise tax imposed on such Sale and Contribution Indemnified Party by the jurisdiction under the laws of which such Sale and Contribution Indemnified Party is organized, where it is subject to net income or franchise tax for reasons unrelated to the transactions contemplated hereby or where its principal executive office is located or any political subdivision thereof.  Without limiting the foregoing, and subject to the exclusions set forth in the preceding sentence, the Transferor shall pay on demand (which demand shall be accompanied by documentation of the Sale and Contribution Indemnified Amounts, in reasonable detail) to each Sale and Contribution Indemnified Party for any and all amounts necessary to indemnify such Sale and Contribution Indemnified Party from and against any and all Sale and Contribution Indemnified Amounts relating to or resulting from:

(a)                       the transfer by the Transferor of an interest in any Receivable to any Person other than the Company;

(b)                       the breach of any representation or warranty made by the Transferor (or any of its officers) under or in connection with this Agreement or any other Transaction Document, or any information or report delivered by the Transferor pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

(c)                        the failure by the Transferor to comply with any Applicable Law with respect to any Receivable generated or acquired by the Transferor sold or otherwise transferred or purported to be transferred hereunder or the related Contract, or the nonconformity of any Receivable generated or acquired by the Transferor sold or otherwise transferred or purported to be transferred hereunder or the related Contract with any such Applicable Law;

(d)                       the failure by the Transferor to vest and maintain vested in the Company an ownership interest in the Receivables generated or acquired by the Transferor sold or otherwise transferred or purported to be transferred hereunder free and clear of any Adverse Claim;

(e)                        the failure to file, or any delay in filing, by the Transferor financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Receivables or purported Receivables generated or acquired by the Transferor sold or otherwise transferred or purported to be transferred hereunder, whether at the time of any purchase or at any subsequent time to the extent required hereunder;

(f)                         any dispute, claim, offset or defense (other than discharge in bankruptcy or similar insolvency proceeding of an Obligor or other credit related reasons) of the Obligor to the payment of any Receivable or purported Receivable generated or acquired by the Transferor sold or otherwise transferred or purported to be transferred hereunder (including, without limitation, a defense based on such Receivable’s or the related Contract’s not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the services related to any such Receivable or the furnishing of or failure to furnish such services;

(g)                        any product liability claim arising out of or in connection with the products or services that are the subject of any Receivable generated or acquired by the Transferor;

(h)                       the commingling of Collections of Receivables at any time with other funds; and

(i)                           any tax or governmental fee or charge (other than any tax excluded pursuant to clause (iii) in the proviso to the preceding sentence), all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including the reasonable fees and expenses of counsel in defending against the same, which are required to be paid by reason of the purchase or ownership of the Receivables generated or acquired by the Transferor or any Related Security connected with any such Receivables.

If for any reason the indemnification provided above in this Section 9.1 is unavailable to a Sale and Contribution Indemnified Party or is insufficient to hold such Sale and Contribution Indemnified Party harmless, then the Transferor, shall contribute to the amount paid or payable by such Sale and Contribution Indemnified Party to the maximum extent permitted under Applicable Law.

ARTICLE X
MISCELLANEOUS

SECTION 10.1  Amendments, etc.

(a)                   The provisions of this Agreement may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and executed by the Company and the Transferor, with (prior to the Final Payout Date) the prior written consent of the Administrative Agent; any such amendment, modification or waiver effected prior to the Final Payout Date without the prior written consent of the Administrative Agent shall be void ab initio.

(b)                   No failure or delay on the part of the Company, the Servicer, the Transferor, the Administrative Agent or any third party beneficiary in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.  No notice to or demand on the Company or the

Transferor in any case shall entitle it to any notice or demand in similar or other circumstances.  No waiver or approval by the Company or the Administrative Agent under this Agreement shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions.  No waiver or approval under this Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

(c)                    The Transaction Documents contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter thereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter thereof, superseding all prior oral or written understandings.

SECTION 10.2  Notices, etc.  All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile and electronic communication) and shall be delivered or sent by electronic mail, facsimile, or by overnight mail, to the intended party at the mailing address, electronic mail address or facsimile number of such party set forth on Schedule III hereto or at such other mailing address, electronic mail address or facsimile number as shall be designated by such party in a written notice to the other parties hereto or in the case of the Administrative Agent, at its address for notice pursuant to the Receivables Financing Agreement.  All such notices and communications shall be effective (i) if delivered by overnight mail or electronic mail, when received, and (ii) if transmitted by facsimile or electronic communication, when sent, receipt confirmed by telephone or electronic means.

SECTION 10.3  No Waiver; Cumulative Remedies.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.  Without limiting the foregoing, the Transfeor hereby authorizes the Company, the Administrative Agent, each Lender and the LC Bank (collectively, the “Set-off Parties”), at any time and from time to time, to the fullest extent permitted by law, to set off, against any obligations of the Transferor to such Set-off Party arising in connection with the Transaction Documents (including, without limitation, amounts payable pursuant to Section 9.1) that are then due and payable or that are not then due and payable but have accrued, any and all deposits (general or special, time or demand, provisional or final) at any time held by, and any and all indebtedness at any time owing by, any Set-off Party to or for the credit or the account of the Transferor.

SECTION 10.4  Binding Effect; Assignability.  This Agreement shall be binding upon and inure to the benefit of the Transferor and the Company and their respective successors and permitted assigns.  The Transferor may not assign any of its rights hereunder or any interest herein without the prior written consent of the Company, the Borrower and the Administrative Agent; any such assignment made without the prior written consent of the Administrative Agent shall be void ab initio.  This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time as the parties hereto shall agree.  The rights and remedies with respect to any breach of any representation and warranty made by the Transferor pursuant to Article V and the indemnification and payment provisions of Article IX and Section 10.6 shall be continuing and shall survive any termination of this Agreement.  Nothing herein shall restrict Company from assigning its rights, title and interests under this Agreement to the Borrower pursuant to the Sale and Contribution Agreement.

SECTION 10.5  Governing Law.  THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF COMPANY, ADMINISTRATIVE AGENT OR ANY LENDER IN THE COLLATERAL IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).

SECTION 10.6  Costs, Expenses and Taxes.  In addition to the obligations of the Transferor under Article IX, Transferor agrees to pay on demand:

(a)                   to the Company (and any successor and permitted assigns thereof) all reasonable costs and expenses incurred by such Person in connection with the enforcement of this Agreement and the other Transaction Documents; and

(b)                   all stamp and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents to be delivered hereunder, and agrees to indemnify each Sale and Contribution Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes and fees.

SECTION 10.7  SUBMISSION TO JURISDICTION.  EACH PARTY HERETO HEREBY IRREVOCABLY (a) SUBMITS TO (I) WITH RESPECT TO THE TRANSFEROR, THE COMPANY OR ANY AFFILIATE THEREOF, THE EXCLUSIVE JURISDICTION, AND (II) WITH RESPECT TO ANY OTHER PARTY, THE NON-EXCLUSIVE JURISDICTION, IN EACH CASE, OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING (I) IF BROUGHT BY THE TRANSFEROR, THE COMPANY OR ANY AFFILIATE THEREOF, SHALL BE HEARD AND DETERMINED, AND (II) IF BROUGHT BY ANY OTHER PARTY, MAY BE HEARD AND DETERMINED, IN EACH CASE, IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT; (b) WAIVES, TO THE FULLEST EXTENT THEY MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING; AND (c) IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO SUCH PERSON AT ITS ADDRESS SPECIFIED IN SECTION 10.2.  NOTHING IN THIS SECTION 10.7 SHALL AFFECT THE COMPANY’S RIGHT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING ANY ACTION OR PROCEEDING AGAINST THE TRANSFEROR OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTIONS.

SECTION 10.8  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

SECTION 10.9  Captions and Cross References; Incorporation by Reference.  The various captions (including, without limitation, the table of contents) in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.  References in this Agreement to any underscored Section or Exhibit are to such Section or Exhibit of this Agreement, as the case may be.  The Exhibits hereto are hereby incorporated by reference into and made a part of this Agreement.

SECTION 10.10  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

SECTION 10.11  Severability.  Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.12  Acknowledgment and Agreement.  By execution below, the Transferor expressly acknowledges and agrees that all of the Company’s rights, title, and interests in, to, and under this Agreement (but not its obligations), shall be assigned by the Company to the Borrower pursuant to the Sale and Contribution Agreement and then by the Borrower to the Administrative Agent (for the benefit of the Secured Parties) pursuant to the Receivables Financing Agreement, and the Transferor irrevocably consents to such assignments.  Each of the parties hereto acknowledges and agrees that the Borrower and Administrative Agent (for the benefit of the Secured Parties) is a third-party beneficiary of the rights of the Company arising hereunder and under the other Transaction Documents to which the Transferor is a party, and notwithstanding anything to the contrary contained herein or in any other Transaction Document, during the occurrence and continuation of an Event of Default under the Receivables Financing Agreement, the Administrative Agent, and not the Company, shall have the sole right to exercise all such rights and related remedies.

SECTION 10.13  No Proceeding.  The Transferor hereby agrees that it will not institute, or join any other Person in instituting, against the Company any Insolvency Proceeding so long as the Company Note remains outstanding and for at least one year and one day following the Final Payout Date.  The Transferor further agrees that notwithstanding any provisions contained in this Agreement to the contrary, the Company shall not, and shall not be obligated to, pay any amount in respect of the Company Note or otherwise to the Transferor pursuant to this Agreement unless the Company has received funds which may, subject to Section 4.01 of the Receivables Financing Agreement, be used to make such payment.  Any amount which the

Company does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or corporate obligation of the Company by the Transferor for any such insufficiency unless and until the provisions of the foregoing sentence are satisfied.  The agreements in this Section 10.13 shall survive any termination of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

AROP FUNDING, LLC, as Company

By:	/s/ R. EBERLEY DAVIS
Name:	R. Eberley Davis
Title:	Senior Vice President, General Counsel and Secretary

S-1	Sale and Contribution Agreement

ALLIANCE RESOURCE OPERATING PARTNERS, L.P., as the Transferor

By: Alliance Resource Management GP, LLC, its general partner

By:	/s/ R. EBERLEY DAVIS
Name:	R. Eberley Davis
Title:	Senior Vice President, General Counsel and Secretary

S-2	Sale and Contribution Agreement

Schedule I

LOCATION OF BOOKS AND RECORDS OF THE TRANSFEROR

1717 South Boulder Avenue

Tulsa, Oklahoma 74119

Schedule III-1	Sale and Contribution Agreement

Schedule II

TRADE NAMES

None.

Schedule IV-1	Sale and Contribution Agreement

Schedule III

ADDRESSES FOR NOTICES

The Company:

1717 South Boulder Avenue

Tulsa, Oklahoma 74119

Facsimile:  918-295-7361

Attn:  Cary P. Marshall

with a copy to:

1146 Monarch St.

Lexington, Kentucky 40513

Facsimile:  859-223-3057

Attn:  R. Eberley Davis

Transferor:

1717 South Boulder Avenue

Tulsa, Oklahoma 74119

Facsimile:  918-295-7361

Attn:  Cary P. Marshall

with a copy to:

1146 Monarch St.

Lexington, Kentucky 40513

Facsimile:  859-223-3057

Attn:  R. Eberley Davis

Exhibit A-1	Sale and Contribution Agreement

Exhibit A

FORM OF PURCHASE REPORT

Transferor:	Alliance Resource Operating Partners, L.P.

Purchaser:	AROP FUNDING, LLC

Payment Date:

1.	Outstanding Balance of Receivables Purchased:

2.	Fair Market Value Discount:

1/{1 + [(Prime Rate x Days’ Sales Outstanding]}
365

Where:

Prime Rate =

Days’ Sales Outstanding =

3.	Purchase Price (1 x 2) = $

Exhibit A-1	Sale and Contribution Agreement

Exhibit B

FORM OF COMPANY NOTE

[        ], 20[    ]

FOR VALUE RECEIVED, the undersigned, AROP FUNDING, LLC, a Delaware limited partnership (the “Company”), promises to pay to ALLIANCE RESOURCE OPERATING PARTNERS, L.P. (the “Transferor”), on the terms and subject to the conditions set forth herein and in the Sale and Contribution Agreement referred to below, the aggregate unpaid Purchase Price of all Receivables purchased by the Company from the Originator pursuant to such Sale and Contribution Agreement, as such unpaid Purchase Price is shown in the records of the Servicer.

1.                                      Sale and Contribution Agreement.  This Company Note is the Company Note described in, and is subject to the terms and conditions set forth in, that certain Sale and Contribution Agreement dated as of December 5, 2014 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Sale and Contribution Agreement”), between the Company and the Transferor.  Reference is hereby made to the Sale and Contribution Agreement for a statement of certain other rights and obligations of the Company and the Transferor.

2.                                      Definitions.  Capitalized terms used (but not defined) herein have the meanings assigned thereto in the Sale and Contribution Agreement and in Section 1.01 of the Receivables Financing Agreement (as defined in the Sale and Contribution Agreement).  In addition, as used herein, the following terms have the following meanings:

“Bankruptcy Proceedings” has the meaning set forth in clause (b) of paragraph 9 hereof.

“Final Maturity Date” means the Payment Date immediately following the date that falls one year and one day after the Facility Termination Date.

“Interest Period” means the period from and including a Payment Date (or, in the case of the first Interest Period, the date hereof) to but excluding the next Payment Date.

“Prime Rate” means a per annum rate equal to the “Prime Rate” as published in the “Money Rates” section of The Wall Street Journal or if such information ceases to be published in The Wall Street Journal, such other publication as determined by the Servicer in its sole discretion.

“Senior Interests” means, collectively, (i) all accrued Interest on the Capital, (ii) the fees referred to in Section 2.03 of the Receivables Financing Agreement,

Exhibit C-1	Sale and Contribution Agreement

(iii) all amounts payable pursuant to Sections 5.01, 5.02, 5.03, 13.01 or 14.04 of the Receivables Financing Agreement, (iv) the Capital and (v) all other obligations of the Company and the Servicer that are due and payable, to (a) the Secured Parties, the Administrative Agent and their respective successors, permitted transferees and assigns arising in connection with the Transaction Documents and (b) any Indemnified Party or Affected Person arising in connection with the Receivables Financing Agreement, in each case, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, together with any and all interest accruing on any such amount after the commencement of any Bankruptcy Proceedings, notwithstanding any provision or rule of law that might restrict the rights of any Senior Interest Holder, as against the Company or anyone else, to collect such interest.

“Senior Interest Holders” means, collectively, the Secured Parties, the Administrative Agent and the Indemnified Parties and Affected Persons.

“Subordination Provisions” means, collectively, clauses (a) through (l) of paragraph 9 hereof.

3.                                      Interest.  Subject to the Subordination Provisions set forth below, the Company promises to pay interest on this Company Note to (but excluding) the date on which the entire aggregate unpaid Purchase Price is fully paid.  The aggregate unpaid Purchase Price from time to time outstanding shall bear interest at a rate per annum equal to the Prime Rate.

4.                                      Interest Payment Dates.  Subject to the Subordination Provisions set forth below, the Company shall pay accrued interest on this Company Note on each Payment Date, and shall pay accrued interest on the amount of each principal payment made in cash on a date other than a Payment Date at the time of such principal payment.

5.                                      Basis of Computation.  Interest accrued hereunder shall be computed for the actual number of days elapsed on the basis of a 365- or 366-day year.

6.                                      Principal Payment Dates.  Subject to the Subordination Provisions set forth below, payments of the principal amount of this Company Note shall be made as follows:

(a)                                 The principal amount of this Company Note shall be reduced by an amount equal to each payment deemed made pursuant to Section 3.2 of the Sale and Contribution Agreement; and

(b)                                 The entire remaining unpaid Purchase Price of all Receivables purchased by the Company from the Transferor pursuant to the Sale and Contribution Agreement shall be paid on the Final Maturity Date.

Subject to the Subordination Provisions set forth below, the principal amount of and accrued interest on this Company Note may be prepaid by, and in the sole discretion of the Company, on any Business Day without premium or penalty.

Exhibit C-2

7.                                      Payment Mechanics.  All payments of principal and interest hereunder are to be made in lawful money of the United States of America in the manner specified in Article III of the Sale and Contribution Agreement.

8.                                      Enforcement Expenses.  In addition to and not in limitation of the foregoing, but subject to the Subordination Provisions set forth below and to any limitation imposed by Applicable Law, the Company agrees to pay all expenses, including reasonable attorneys’ fees and legal expenses, incurred by the Transferor in seeking to collect any amounts payable hereunder which are not paid when due.

9.                                      Subordination Provisions. The Company covenants and agrees, and the Transferor and any other holder of this Company Note (collectively, the Transferor and any such other holder are called the “Holder”), by its acceptance of this Company Note, likewise covenants and agrees on behalf of itself and any holder of this Company Note, that the payment of the principal amount of and interest on this Company Note is hereby expressly subordinated in right of payment to the payment and performance of the Senior Interests to the extent and in the manner set forth in the following clauses of this paragraph 9:

(a)                                 No payment or other distribution of the Company’s assets of any kind or character, whether in cash, securities, or other rights or property, shall be made on account of this Company Note except to the extent such payment or other distribution is (i) permitted under Section 8.01(w) of the Receivables Financing Agreement or (ii) made pursuant to clause (a) or (b) of paragraph 6 of this Company Note;

(b)                                 In the event of any dissolution, winding up, liquidation, readjustment, reorganization or other similar event relating to the Company, whether voluntary or involuntary, partial or complete, and whether in bankruptcy, insolvency or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshalling of the assets and liabilities of the Company or any sale of all or substantially all of the assets of the Company other than as permitted by the Sale and Contribution Agreement (such proceedings being herein collectively called “Bankruptcy Proceedings”), the Senior Interests shall first be paid and performed in full and in cash before the Transferor shall be entitled to receive and to retain any payment or distribution in respect of this Company Note.  In order to implement the foregoing:  (i) all payments and distributions of any kind or character in respect of this Company Note to which Holder would be entitled except for this clause (b) shall be made directly to the Administrative Agent (for the benefit of the Senior Interest Holders); (ii) Holder shall promptly file a claim or claims, in the form required in any Bankruptcy Proceedings, for the full outstanding amount of this Company Note, and shall use commercially reasonable efforts to cause said claim or claims to be approved and all payments and other distributions in respect of this Company Note to be made directly to the Administrative Agent (for the benefit of the Senior Interest Holders) until the Senior Interests shall have been paid and performed in full and in cash; and (iii) Holder hereby irrevocably agrees that Administrative Agent (acting on behalf of the Secured Parties), in the name of Holder or otherwise, demand, sue for, collect, receive and receipt for any and all such payments or distributions in respect of this Company Note, and file, prove and vote or consent in any such Bankruptcy Proceedings with

Exhibit C-3

respect to any and all claims of Holder relating to this Company Note, in each case until the Senior Interests shall have been paid and performed in full and in cash;

(c)                                  In the event that Holder receives any payment or other distribution of any kind or character from the Company or from any other source whatsoever in respect of this Company Note, other than as expressly permitted by the terms of this Company Note, such payment or other distribution shall be received in trust for the Senior Interest Holders and shall be turned over by Holder to the Administrative Agent (for the benefit of the Senior Interest Holders) forthwith.  Holder will mark its books and records so as clearly to indicate that this Company Note is subordinated in accordance with the terms hereof.  All payments and distributions received by the Administrative Agent in respect of this Company Note, to the extent received in or converted into cash, may be applied by the Administrative Agent (for the benefit of the Senior Interest Holders) first to the payment of any and all expenses (including reasonable attorneys’ fees and legal expenses) paid or incurred by the Senior Interest Holders in enforcing these Subordination Provisions, or in endeavoring to collect or realize upon this Company Note, and any balance thereof shall, solely as between the Transferor and the Senior Interest Holders, be applied by the Administrative Agent (in the order of application set forth in Section 4.01 of the Receivables Financing Agreement) toward the payment of the Senior Interests; but as between the Company and its creditors, no such payments or distributions of any kind or character shall be deemed to be payments or distributions in respect of the Senior Interests;

(d)                                 Notwithstanding any payments or distributions received by the Senior Interest Holders in respect of this Company Note, while any Bankruptcy Proceedings are pending Holder shall not be subrogated to the then existing rights of the Senior Interest Holders in respect of the Senior Interests until the Senior Interests have been paid and performed in full and in cash.  If no Bankruptcy Proceedings are pending, Holder shall only be entitled to exercise any subrogation rights that it may acquire (by reason of a payment or distribution to the Senior Interest Holders in respect of this Company Note) to the extent that any payment arising out of the exercise of such rights would be permitted under Section 8.01(w) of the Receivables Financing Agreement;

(e)                                  These Subordination Provisions are intended solely for the purpose of defining the relative rights of Holder, on the one hand, and the Senior Interest Holders on the other hand.  Nothing contained in these Subordination Provisions or elsewhere in this Company Note is intended to or shall impair, as between the Company, its creditors (other than the Senior Interest Holders) and Holder, the Company’s obligation, which is unconditional and absolute, to pay Holder the principal of and interest on this Company Note as and when the same shall become due and payable in accordance with the terms hereof or to affect the relative rights of Holder and creditors of the Company (other than the Senior Interest Holders);

(f)                                   Holder shall not, until the Senior Interests have been paid and performed in full and in cash, (i) cancel, waive, forgive, or commence legal proceedings to enforce or collect, or subordinate to any obligation of the Company, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or now or hereafter existing,

Exhibit C-4

or due or to become due, other than the Senior Interests, this Company Note or any rights in respect hereof or (ii) convert this Company Note into an equity interest in the Company, unless Holder shall, in either case, have received the prior written consent of the Administrative Agent;

(g)                                  Holder shall not, without the advance written consent of the Administrative Agent and Secured Parties, commence, or join with any other Person in commencing, any Bankruptcy Proceedings with respect to the Company until at least one year and one day shall have passed since the Senior Interests shall have been paid and performed in full and in cash;

(h)                                 If, at any time, any payment (in whole or in part) of any Senior Interest is rescinded or must be restored or returned by a Senior Interest Holder (whether in connection with Bankruptcy Proceedings or otherwise), these Subordination Provisions shall continue to be effective or shall be reinstated, as the case may be, as though such payment had not been made;

(i)                                     Each of the Senior Interest Holders may, from time to time, at its sole discretion, without notice to Holder, and without waiving any of its rights under these Subordination Provisions, take any or all of the following actions:  (i) retain or obtain an interest in any property to secure any of the Senior Interests; (ii) retain or obtain the primary or secondary obligations of any other obligor or obligors with respect to any of the Senior Interests; (iii) extend or renew for one or more periods (whether or not longer than the original period), alter or exchange any of the Senior Interests, or release or compromise any obligation of any nature with respect to any of the Senior Interests; (iv) amend, supplement, amend and restate, or otherwise modify any Transaction Document; and (v) release its security interest in, or surrender, release or permit any substitution or exchange for all or any part of any rights or property securing any of the Senior Interests, or extend or renew for one or more periods (whether or not longer than the original period), or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such rights or property;

(j)                                    Holder hereby waives:  (i) notice of acceptance of these Subordination Provisions by any of the Senior Interest Holders; (ii) notice of the existence, creation, non-payment or non-performance of all or any of the Senior Interests; and (iii) all diligence in enforcement, collection or protection of, or realization upon, the Senior Interests, or any thereof, or any security therefor;

(k)                                 Each of the Senior Interest Holders may, from time to time, on the terms and subject to the conditions set forth in the Transaction Documents to which such Persons are party, but without notice to Holder, assign or transfer any or all of the Senior Interests, or any interest therein; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Senior Interests shall be and remain Senior Interests for the purposes of these Subordination Provisions, and every immediate and successive assignee or transferee of any of the Senior Interests or of any interest of such assignee or transferee in the Senior Interests shall be entitled to the benefits of these

Exhibit C-5

Subordination Provisions to the same extent as if such assignee or transferee were the assignor or transferor; and

(l)                                     These Subordination Provisions constitute a continuing offer from the holder of this Company Note to all Persons who become the holders of, or who continue to hold, Senior Interests; and these Subordination Provisions are made for the benefit of the Senior Interest Holders, and the Administrative Agent may proceed to enforce such provisions on behalf of each of such Persons.

10.                               General.  No failure or delay on the part of the Transferor in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.  No amendment, modification or waiver of, or consent with respect to, any provision of this Company Note shall in any event be effective unless (i) the same shall be in writing and signed and delivered by the Company and Holder and (ii) all consents required for such actions under the Transaction Documents shall have been received by the appropriate Persons.

11.                               Maximum Interest.  Notwithstanding anything in this Company Note to the contrary, the Company shall never be required to pay unearned interest on any amount outstanding hereunder and shall never be required to pay interest on the principal amount outstanding hereunder at a rate in excess of the maximum nonusurious interest rate that may be contracted for, charged or received under applicable federal or state law (such maximum rate being herein called the “Highest Lawful Rate”).  If the effective rate of interest which would otherwise be payable under this Company Note would exceed the Highest Lawful Rate, or if the holder of this Company Note shall receive any unearned interest or shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable by the Company under this Company Note to a rate in excess of the Highest Lawful Rate, then (i) the amount of interest which would otherwise be payable by the Company under this Company Note shall be reduced to the amount allowed by Applicable Law, and (ii) any unearned interest paid by the Company or any interest paid by the Company in excess of the Highest Lawful Rate shall be refunded to the Company.  Without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by the Transferor under this Company Note that are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate applicable to the Transferor (such Highest Lawful Rate being herein called the “Transferor’s Maximum Permissible Rate”) shall be made, to the extent permitted by usury laws applicable to the Transferor (now or hereafter enacted), by amortizing, prorating and spreading in equal parts during the actual period during which any amount has been outstanding hereunder all interest at any time contracted for, charged or received by the Transferor in connection herewith.  If at any time and from time to time (i) the amount of interest payable to the Transferor on any date shall be computed at the Transferor’s Maximum Permissible Rate pursuant to the provisions of the foregoing sentence and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to the Transferor would be less than the amount of interest payable to the Transferor computed at the Transferor’s Maximum Permissible Rate, then the amount of interest payable to the Transferor in respect of such subsequent interest computation period shall continue to be computed at the Transferor’s Maximum Permissible Rate until the total amount of interest payable to the Transferor shall equal the total amount of interest which would have been

Exhibit C-6

payable to the Transferor if the total amount of interest had been computed without giving effect to the provisions of the foregoing sentence.

12.                               Governing Law.  THIS COMPANY NOTE, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF).

13.                               Captions.  Paragraph captions used in this Company Note are for convenience only and shall not affect the meaning or interpretation of any provision of this Company Note.

Exhibit C-7

IN WITNESS WHEREOF, the Company has caused this Company Note to be executed as of the date first written above.

AROP FUNDING, LLC, as the Company

By:
Name:
Title:

Exhibit C-8